SUB-ITEM 77K

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The International Value Fund (the “International Fund”) was a previously operational fund (the “Predecessor Fund”) which was a series of the Trust for Professional Managers (the “Trust”), a Delaware statutory trust.  On September 20, 2013, a special meeting of shareholders of the Predecessor Fund was held upon the presence of a quorum. The purpose of the meeting was to approve an Agreement and Plan of Reorganization that provided for the reorganization of the Predecessor Fund from the Trust into a newly formed series (the “Fund”) of Heartland Group, Inc. (the “Corporation”). The reorganization, which has no material impact on the investment strategy of the Fund, was approved and became effective October 1, 2013.

At a meeting held on May 16, 2013, the Board of Directors of Corporation (the “Board”), upon recommendation of the Audit Committee, approved the replacement of Deloitte & Touche LLP (“Deloitte”), as the independent registered public accounting firm of the Predecessor Fund (effective for the audit of the financial statements for the period ended December 31, 2013) and appointed PricewaterhouseCoopers LLC (“PWC”), subject to the completion of PWC’s client acceptance procedures and independence review. At a subsequent meeting held on August 15, 2013 the Board approved the audit fees.  PWC continues to serve as independent registered public accounting firm for the other Funds issued by the Corporation.

Deloitte’s report on the Predecessor Fund’s financial statements for the two fiscal years ended May 31, 2013 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During such fiscal periods, there were no: (1) disagreements between the Predecessor Fund and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years, or (2) reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Corporation has provided Deloitte with a copy of this disclosure and has requested Deloitte to furnish the Corporation with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Corporation herein, and, if not, detailing the particular statements with which is does agree.  A copy of such letter, dated February 24, 2014, is filed as an exhibit to this Form N-SAR.